Exhibit 4.2

CONSULTING AGREEMENT

AGREEMENT made as of April 5, 2005, by and between Hong Kong Capital Advisors Limited with offices at 8th Floor Henley Building, 5 Queen’s Road, Central, Hong Kong (hereinafter referred to as “Consultant”) and LJ International Inc. with offices at Unit #12, 12/F, Block A, Focal Industrial Centre Hung Hom, Hong Kong (hereinafter referred to as the “Company”).

WHEREAS, the Company desires to obtain the benefit of the services of Consultant to provide the services hereinafter set forth; and

WHEREAS, Consultant desires to render such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1 The Company hereby engages and retains Consultant and Consultant hereby agrees to render services and advice to the Company, for a three (3) year period commencing April 5, 2005 and ending April 5, 2008.

2 The services to be rendered by Consultant shall consist primarily of shareholder and media relations activities. In particular, these services shall consist of consulting with management concerning relations with shareholders, opportunities to expand the Company’s exposure to investors, support and strategic planning for the Company’s relationships with its shareholders and introductions to the financial and trade media based in Hong Kong and elsewhere with objectives of generating media coverage. The Consultant may from time to time delegate or sub-contract some or most of its services to outside entities at its own discretion and at its own expense and without providing any prior notice to the Company.

Consultant shall have the sole discretion as to the form, manner and place in which said advice shall be given and the amount of time to be devoted to serve under this Agreement. Except as provided hereinafter, an oral opinion by Consultant to the Company shall be considered sufficient compliance with the requirements of this paragraph. From time to time, however, the Company may request that Consultant render a written report in connection with specific advice it may give to the Company and Consultant shall submit such report in writing. Consultant shall devote to the Company only such time as it may deem necessary, and when reasonably requested by the Company, and shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms or corporations other than the Company. The Company recognizes the Consultant provides services to other clients. Consultant agrees and acknowledges that none of the services to be performed by it under this Agreement involve or include any investment advice, the offer or sale of securities in a capital-raising transaction or advice with respect to mergers or acquisitions.

In order to facilitate Consultant performing its services hereunder, the Company shall:

(a)	furnish to Consultant all information which Consultant reasonably requests in connection with the performance of its services hereunder concerning the business operations and financial condition of the Company;

(b)	make the officers, directors, employees, independent accountants, legal counsel of the Company and its subsidiaries and affiliates available to Consultant;

(c)	furnish to Consultant the names of all parties with which the Company has had discussions or contacts for the twelve months prior to the date hereof concerning any prior shareholder or media events.

The Company confirms that it is aware that the Consultant:

(a)	shall use and rely primarily upon the foregoing information and information from public sources in performing its services hereunder without independently verifying the same;

(b)	does not assume responsibility for the accuracy or completeness of any such information and;

(c)	shall not be required to make any appraisal of any assets or business.

The Company represents to Consultant that to the best of its knowledge the information it provides to Consultant in connection with Consultant providing its services hereunder is accurate and complete in all material respects at the time that it is furnished to Consultant and the Company represents and warrants that if it learns of any material inaccuracy therein it will immediately advise Consultant and furnish corrected information to Consultant.

3. Confidentiality:

In order for the intent of this Agreement to be carried out, information regarding the Company may be disclosed to Consultant. As a condition to receiving such information, Consultant agrees to treat confidentially such information and any other information provided by the Company to Consultant relating to the Company (collectively, the “Evaluation Material”). Consultant hereby also agrees that it shall use the Evaluation Material solely for the purposes set forth in the Agreement and shall not disclose, or otherwise reveal to any third party the existence of, this Evaluation Material or the information provided herein. Notwithstanding anything in this Agreement to the contrary, Consultant shall have the right to disclose any Evaluation Material or any other information (i) to its affiliates, officers, directors, employees, advisors (including legal, accounting, professional and financial advisors), and/or (ii) pursuant to a subpoena, Civil Investigative Demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents). Notwithstanding the foregoing, information will not be deemed Evaluation Material if it (i) was already available to, or in the possession of, Consultant prior to its disclosure by, or at the direction of, the Company, or (ii) is or becomes available in the public domain on or after the date hereof (other than as a result of a disclosure by Consultant).

4. Compensation:

The Company shall compensate the Consultant for the availability of its services during the three year period of this Agreement by:

(i)	The delivery, to the Consultant, of warrants that may be exercised into the Company’s publicly-traded common stock (traded on the Nasdaq under symbol JADE) on a cashless exercise basis pursuant to the following schedule:

Exercise Price	No. of warrants

$2.80	50,000
$3.00	150,000
$3.50	150,000
$4.00	100,000
$4.50	50,000

Total	500,000

(ii)	The Company shall reimburse the Consultant for its reasonable and necessary out-of-pocket disbursements and expenses in connection with services rendered, upon submission of substantiation therefore. Any amounts in excess of HKD 10,000 must be pre-approved in writing by the Company.

5.	Indemnification:

(i)	The Company agrees to indemnify and hold harmless Consultant, its employees, subsidiaries, affiliates, agents, sub-agents, directors, officers, shareholders and all of their respective trustees, employees, directors and officers, and each person, who directly or indirectly is working for or providing management services to Consultant against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to attorneys’ fees and any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any information provided to Consultant by the Company or arising out of Consultant’s services in reliance thereon.

(ii)	None of Consultant, its employees, directors, officers, shareholders, affiliates, subsidiaries, agents, sub-agents, nor any of their respective employees, directors and officers, or controlling persons or trustees shall have any liability to the Company, its subsidiaries or affiliates or any person asserting a claim on behalf of or in the right of the Company or its subsidiaries or affiliates in connection with or as a result of Consultant’s engagement hereunder or any matter referred to herein, except to the extent that a loss, claim, liability, damage or expense incurred by the Company or its subsidiary or affiliate is finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or fraud of the person or entity performing services hereunder.

(iii)	Notice to Indemnifying Party

Any party (the “Indemnified Party”) seeking indemnification save and except under sub- clause 5 (ii) shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which such indemnification is sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.

(iv)	Third Party Claims

(a)	Defense by Indemnifying Party

In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such Third Party Claim in full if the same is decided adversely. If the Indemnifying Party assumes the defense of any Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating reasonably required by the Indemnifying Party without cost to the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified

Party’s control relating thereto as are reasonably required by the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

(b)	Defense by Indemnified Party

If the Indemnifying Party does not assume the defense of any such Third Party Claim or within a reasonable time period as may be determined by the Indemnified Party, the Indemnified Party may defend against such Third Party Claim and settle or compromise the same, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Idemnifying Party shall be entitled to participate in (but not control) such defense with its own counsel and at its own expense. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party. During the defense of any such Third Party Claim, the Indemnified Party shall be entitled to seek reimbursement of any costs or expenses of providing such a defense from the Indemnifying Party, who shall make those reimbursements in a prompt manner. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder, unless suit shall have been instituted against it and the Indemnifying Party shall not have assumed the defense of such suit after notification as provided herein and within a reasonable timeframe nominated in writing by the Indemnified Party.

(c)	Payment

If required to pay a Third Party Claim to the Indemnified Party the Indemnifying Party shall pay such claim within the time limit set out in any court order and in all other cases promptly and within a reasonable time after either the conclusion or settlement of any court action involving a Third Party Claim or settlement of such claim by negotiation.

6. This instrument contains the entire agreement of the parties. There are no representations or warranties other than as contained herein, and there shall not be any liability to Consultant for any services rendered to the Company pursuant to the terms of this Agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other of subsequent breach, whether of like or of a different nature.

7. This Agreement shall be construed according to the laws of the Special Administrative Region of Hong Kong as they are applied to agreements executed, delivered, and to be performed entirely within such country and shall be binding upon the parties hereto, their successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and their respective seals to be hereunto affixed the day and year first above written.

LJ International Inc.	Hong Kong Capital Advisors Limited

By:	By:

Ringo Ng

Chief Financial Officer	Director